                                            Exhibit 97

HEWLETT PACKARD ENTERPRISE COMPANY

DODD-FRANK CLAWBACK POLICY

    Hewlett Packard Enterprise Company (“Company”) has adopted this clawback policy (the “Policy”) as a supplement to any other clawback policies in effect now or in the future at the Company. This Policy shall be interpreted to comply with the clawback rules found in 229 C.F.R. §240.10D and the related listing rules of the national securities exchange or national securities association (“Exchange”) on which the Company has listed securities, and, to the extent this Policy is any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

1. Definitions. 229 C.F.R. §240.10D-1(d) defines the terms “Executive Officer,” “Financial Reporting Measure(s),” “Incentive-Based Compensation,” and “Received.” As used herein, these terms shall have the same meaning as in that regulation and the Exchange listing requirements that were adopted pursuant to 229 C.F.R. §240.10D-1.

2. Application of the Policy. This Policy shall only apply in the event that the Company is required to prepare an “Accounting Restatement,” which is an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

3. Administration; Committee Decisions. This Policy shall be administered by the HR & Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee has full and final authority to make all determinations under this Policy, in each case to the extent permitted under the Exchange’s listing rules. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Executive Officers. Any action or inaction by the Committee with respect to an Executive Officer under this Policy in no way limits the Committee’s actions or decisions not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this Policy.

4. Recovery Scope. The Incentive-Based Compensation subject to recovery under this Policy (in the amount determined according to Section 5) is the Incentive-Based Compensation Received during the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement, provided that it was Received by a person who served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question. The date that the Company is required to prepare an Accounting Restatement shall be determined pursuant to 229 C.F.R. §240.10D-1(b)(1)(ii).

(a) Notwithstanding the foregoing, the Policy shall only apply if the Incentive-Based Compensation is Received (1) while the Company has a class of securities listed on the Exchange and (2) on or after the Effective Date (as defined in Section 9 below).

(b) See 229 C.F.R. §240.10D-1(b)(1)(i) for certain circumstances under which the Policy will apply to Incentive-Based Compensation received during a transition period arising due to a change in the Company’s fiscal year.

5. Erroneously Awarded Compensation. Of the Incentive-Based Compensation that is in scope pursuant to Section 4, the amount subject to recovery under the Policy (“Erroneously Awarded Compensation”) is the amount of such Incentive-Based Compensation Received that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid.

(a) For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (1) the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (2) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

6. Recovery Process; Exceptions. In the event of an Accounting Restatement, the Company shall recover reasonably promptly any Erroneously Awarded Compensation, except to the extent that the conditions of paragraphs (a) or (b) below apply. The Committee shall have the discretion to determine the appropriate means of recovering Erroneously Awarded Compensation and shall determine the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with this “reasonably promptly” requirement. Such determination shall be consistent with any applicable legal guidance, by the Exchange, the SEC, judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case based on the particular facts and circumstances, and the Committee is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement. Subject to compliance with any applicable law or Exchange rule, the Company may affect recovery under this Policy from any amount otherwise payable to the Executive Officer, including without limitation base salary, bonuses, incentive awards or commissions and compensation previously deferred by the Executive Officer.

(a) Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered and the Committee has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.

(b) Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder and the Committee has made a determination that recovery would be impracticable.
7. No Indemnification. Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation.

8. Agreement to Policy by Executive Officers. The Committee shall take reasonable steps to inform Executive Officers of this Policy and obtain their agreement to this Policy, which steps may constitute the inclusion of this Policy as an attachment to any award that is accepted by the Executive Officer.

9. Effective Date. This Policy shall be effective as of October 2, 2023 (the “Effective Date”). The terms of the Policy shall apply to any Incentive-Based Compensation that is Received by Executive Officers on or after the Effective Date, subject to Section 4 above.

10. Other Policies and Agreements. The Company’s recovery right under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment or recovery that may be available to the Company under applicable law, pursuant to the terms of any similar policy or in any provision of any employment agreement, compensatory plan, equity award agreement or similar agreement. To the extent that an Executive Officer has reimbursed the Company for any Erroneously Awarded Compensation (as defined herein) under any other applicable law or regulation or pursuant to a recovery obligation contained in any other policy, employment agreement, compensatory plan, equity award agreement or similar agreement, such reimbursed amount will be credited against the required recovery amount under this Policy.

11. Amendment; Termination. The Committee, may amend, modify, supplement, rescind or replace all or any portion of the Policy at any time and from time to time as it deems necessary to comply with applicable law or any listing rules of the Exchange on which the Company has listed securities.

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